Exhibit 10.29
HIRERIGHT HOLDINGS CORPORATION
2021 OMNIBUS INCENTIVE PLAN

STOCK OPTION GRANT NOTICE FOR 2022 OPCO AEBITDA AWARDS

Notice (this “Notice”) is hereby given of the grant by HireRight Holdings Corporation (the “Company”) to the Participant named below (the “Participant”) of an Option Award as described below (the “Option”) under the Company’s 2021 Omnibus Incentive Plan (the “Plan”). The Option gives the Participant the right to purchase the number of shares (each a “Share”) of the Company’s Common Stock, par value $0.001 (the “Common Stock”), subject to the Option as set forth below at the exercise price set forth below and subject to vesting as set forth below.

The Option is governed by and subject to this Notice and the Plan, which is incorporated into this Notice by reference. A copy of the Plan has been made available to the Participant together with this Notice and can also be obtained through the Participant’s account with the Company’s Plan administrator. This Notice includes certain core terms and conditions of the Option but reference must be made to the Plan for complete terms and conditions. In the event of a conflict between this Notice and the Plan, the Plan controls.

By acceptance of the Option, and also through performance of the vesting requirements and by exercising the Option, the Participant agrees to the terms and conditions set forth in this Notice and the Plan. Capitalized terms used but not defined in this Notice have the meanings given to them in the Plan.

1.The Option

Participant Name:	SCOTT COLLINS
Number of Shares Subject to Option:	123,031
Grant Date:	March 23, 2022
Type of Option:	Nonstatutory Stock Option
Exercise Price:	$15.54 per share

Expiration Date: Subject to Section 7(c) of the Plan, any employment or service agreement, offer letter, severance agreement or plan, or any other agreement between the Participant and the Company or any Affiliate of the Company (such agreement, letter or plan, a “Separate Arrangement”), and subject to earlier termination as described below, the Option will expire and cease to be exercisable on the tenth anniversary of the Grant Date (the “Expiration Date”). The Company is not responsible for providing to the Participant any notice or reminder of the impending expiration of the Option, and doing so at any time for the Participant or any other Plan participant does not obligate the Company to do so at any other time.

Exercise: The Option may be exercised only to the extent vested. Exercise is effected by the Participant’s delivery of written notice to the Company in the form and manner directed by the Company or its stock plan administrator and specifying the exercise date and number of Shares to be purchased, together with payment of the exercise price for the Shares purchased and provision for payment of applicable taxes, in each case in cash or such other method of payment as the Company, in its discretion, may allow.

Qualification and Vesting: The Option will become exercisable only if and to the extent that it becomes a Qualified Option and vests as described below. Subject to any vesting acceleration provisions applicable to the Options contained in the Plan and/or any Separate Arrangement:

Definitions:

“2022 AEBITDA” is adjusted EBITDA for the Company’s 2022 fiscal year as announced by the Company on the Determination Date.

The “Determination Date” is the date the Company issues its earnings release for the fiscal 2022 fourth quarter and full year.

“Qualified Option” means any portion of the Option that is considered qualified as of the Determination Date.

The “Vesting Dates” are the first and second anniversaries of the Determination Date.

Qualification through 2022 AEBITDA:

If 2022 AEBITDA is less than $190 million, then as of the Determination Date the Option will lapse in its entirety without further consideration.

If 2022 AEBITDA is $200 million or more, then as of the Determination Date the Option will become a Qualified Option with respect to all Shares subject to the Option.

If 2022 AEBITDA is $190 million or more but not more than $200 million, then as of the Determination Date (i) the Option will become a Qualified Option with respect to a portion of the Shares subject to the Option, such portion calculated as the product of the total number of Shares subject to the Option and a fraction, the numerator of which is the amount by which 2022 AEBITDA exceeds $190 million and the denominator of which is $10 million; and (ii) the Option will lapse without further consideration with respect to any Shares subject to the portion of the Option that does not become a Qualified Option.

Vesting through Continued Service:

Except as otherwise set forth herein or in any Separate Arrangement, the Qualified Option will vest on the first scheduled Vesting Date (i.e., the first anniversary of the Determination Date) with respect to 50% of the Shares subject to the Qualified Option, and on the second scheduled Vesting Date (i.e., the second anniversary of the Determination Date) with respect to the remaining 50% of the Shares subject to the Qualified Option, provided, however, that:

a.vesting is subject to the Participant’s continuous status as an Eligible Person from the Grant Date to the scheduled Vesting Date, and cessation of the Participant’s continuous status as an Eligible Person for any or no reason before the Option vests in full will result in cessation of vesting and lapse of the Option without further consideration with respect to Shares subject to the Option but not vested;

b.no vesting will occur before the first scheduled Vesting Date;

c.vesting will occur only on scheduled Vesting Dates, without any ratable vesting for periods of time between Vesting Dates;

d.once the Option becomes a Qualified Option, vesting of the Qualified Option will be suspended during the portion of any leave of absence (LOA) the Participant has in excess of 90 days, and if the Participant returns to work following such a LOA, then an amount of time equal to the period that vesting was suspended will be added to the end of the originally scheduled vesting period[s] during which vesting was suspended and the corresponding vesting date[s] will be delayed accordingly, to give Participant an opportunity to vest in the Shares subject to the Qualified Option that would have vested during the period that vesting was suspended by working for an additional period of time equal to the period that vesting was suspended. However, in no case will the vesting period extend beyond the Expiration Date;

e.under all circumstances, the vesting of the Option shall be subject to the satisfaction of the Participant’s obligations as set forth in Section 6 of this Notice; and

f.if the number of Shares subject to the Qualified Option is odd, then the number of Shares with respect to which the Qualified Option shall become vested on the first scheduled Vesting Date shall be rounded up to the nearest whole Share, and the number of Shares with respect to which the Qualified Option shall become vested on the second scheduled Vesting Date shall be rounded down to the nearest whole Share.

2.Termination of Service and Acceleration.

(1)If the Participant’s status as an Eligible Person ceases as a result of the Participant’s resignation without “Good Reason” or dismissal for “Cause” (as those terms are defined in the Participant’s employment agreement), then the Option will lapse without further consideration at the time of cessation with respect to underlying Shares as to which the Option has neither vested nor lapsed at the time of such cessation, whether or not the Option is a Qualified Option.

(2)If the Participant’s status as an Eligible Person ceases as a result of the Participant’s resignation with Good Reason or dismissal without Cause, then (i) the Option will immediately vest with respect to any of the underlying Shares as to which the Option is a Qualified Option; and (ii) the Option will remain outstanding with respect to any of the underlying Shares as to which the Option has not lapsed or vested and is not a Qualified Option until (a) the Option becomes a Qualified Option with respect to such Shares, at which time the Option will immediately vest as to such Shares, or (b) the Option lapses with respect to such Shares according to its terms.

(3)If the Company undergoes a Change in Control (as defined in the Plan), the Option will immediately vest with respect to all of the underlying Shares as to which the Option has not lapsed or vested at the time of the Change in Control, whether or not the Participant’s employment terminates in connection with the Change in Control.

(4)For purposes of the Participant’s severance entitlements, any Qualified Option will be considered to be an outstanding equity award issued to the Participant that, by its terms, vests based upon the passage of time during continued employment without specific performance requirements.

(5)Except as otherwise provided in the vesting schedule set forth above or in a Separate Arrangement, if the Participant’s continuous status as an Eligible Person ceases at any time for any reason, the Participant (or in the case of the Participant’s death, the Participant’s heirs or estate) may exercise the Option to the extent it is vested at the time of, or becomes vested as a result of, termination of the Participant’s continuous status as an Eligible Person and not previously exercised, until the earlier of
(x) the Expiration Date or (y) the close of business on the 90th day after termination of the Participant’s continuous status as an Eligible Person, or the first anniversary of such termination if such termination is due to the Participant’s death or Disability, and after the Expiration Date or the 90th day after or first anniversary of such termination, as the case may be, the Option will terminate and be forfeited at no cost to the Company and the Participant will have no further rights with respect thereto.

(6)Notwithstanding the foregoing, if on the date that the then-vested portion of the Option otherwise would terminate pursuant to clause (y) of Section 2(e), (i) the Exercise Price of the Option is less than the Fair Market Value of a share of Common Stock and (ii) trading in the shares of Common Stock is prohibited pursuant to the Company’s insider-trading policy or a Company-imposed “blackout period,” such portion of the Option will remain exercisable until the 30th day following the expiration of such prohibition (but in no event later than the tenth anniversary of the Grant Date, unless allowing such portion of the Option to remain exercisable beyond such tenth anniversary would not violate Section 409A of the Code).

3.Tax Consequences, Withholding, and Liability.

(1)The Participant may suffer adverse tax consequences as a result of the grant, vesting or exercise of the Option and issuance and/or disposition of the Shares. The Participant understands that the actual tax consequences associated with the Option and Shares are complicated and depend, in part, on Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE TAX LAWS OF ANY MUNICIPALITY, STATE OR NON-U.S. JURISDICTION
TO WHICH THE PARTICIPANT IS SUBJECT. By accepting the Option and by its exercise, the Participant acknowledges and agrees that the Participant has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Option and Shares in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so. Neither the Company nor any of its employees, counsel, or agents has provided to the Participant, and the Participant has not relied upon from the Company or any of its employees, counsel, or agents, any written or oral advice or representation regarding the U.S. federal, state, local or non-U.S. tax consequences of the receipt, vesting and exercise of the Option or the value of the Company or the Options or Shares at any time. With respect to such matters, the Participant relies solely on the Participant’s own advisors.

(2)The Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the receipt, vesting and exercise of the Option and sale or transfer of any Shares, or the other transactions contemplated by this Notice (the “Participant Tax Obligations”). Pursuant to such procedures as the Company or its Plan administrator may specify from time to time, the Company shall satisfy its obligations to pay withholding taxes or other tax deposits in connection with the receipt, ownership and/or vesting of the Option, the issuance of Shares upon exercise of the Option, or the other transactions contemplated by this Notice in accordance with applicable law or regulation (the “Company Deposits”). If Company Deposits are less than the Participant Tax Obligations, the Participant is solely responsible for any additional taxes due. If the Participant’s reimbursement of the Company (whether by payment of cash or surrender of Shares or any other means) for Company Deposits exceeds the Participant Tax Obligations, the Participant’s sole recourse will be against the relevant taxing authorities, and the Company and its Affiliates will have no obligation to the Participant in respect thereof. The Participant is responsible for determining the Participant’s actual income tax liabilities and making appropriate payments to or obtaining appropriate refunds from the relevant taxing authorities in respect of the Participant Tax Obligations and to avoid interest and penalties.

(3)Payment by the Company or its Affiliate of Company Deposits will result in a commensurate obligation of the Participant to pay, or cause to be paid, to the Company or its Affiliate, in accordance with Section 14(d) of the Plan, the amount of Company Deposits so paid, and the Company shall not be required to issue any Shares or any interest therein unless and until the Participant has satisfied this obligation.

4.No Guarantee of Continued Service. THE VESTING OF THE OPTION PURSUANT TO THE VESTING SCHEDULE APPLICABLE THERETO IS EARNED ONLY BY CONTINUOUS SERVICE AT THE WILL OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING THE PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THE OPTION. THIS NOTICE, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE APPLICABLE TO THE OPTION DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT TO PROVIDE SERVICE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE AFFILIATE OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE THE PARTICIPANT’S CONTINUOUS SERVICE AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT NOTICE, AND WITH OR WITHOUT CAUSE.

5.Participant Representations. The Participant is generally aware of the Company’s business affairs and financial condition and understands and acknowledges that (i) an investment in the Shares involves a high degree of risk; (ii) the Participant was and is free to use professional advisors of the Participant’s choice to advise the Participant regarding this Option; (iii) the Participant has reviewed and understands this Notice and the Plan and the meaning and consequences of receiving the Option and Shares issued upon exercise of the Option; (iv) receipt of the Option and any Shares issued upon exercise is voluntary and the Participant is accepting the Option and any Shares issued upon exercise freely and without coercion or duress; and (v) the Participant has not received and is not relying, and will not rely, upon any advice, representations or assurances made by or on behalf of the Company or any of its Affiliates or any employee of or counsel to the Company or any of its Affiliates regarding the Company’s prospects or the value of the Option or Shares issuable upon exercise, or any tax or other effects or implications of the Option, its exercise, receipt of Shares, or other matters contemplated by the Option.

6.Additional Conditions to Issuance of Stock, Forfeiture, and Clawback. As a condition to receipt of the Option and issuance of Shares as a result of exercise, the Participant must enter into an agreement with the Company, in form specified by the Company, to protect the Company’s confidential information, intellectual property, and business interests (the “Proprietary Interests Agreement”), if the Participant has not already done so. If the Participant’s employment or service is terminated for Cause, or if the Participant, without the written consent of the Company, (i) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate of the Company while employed by or providing services to the Company or any Affiliate of the Company, including fraud or conduct intentionally contributing to any material financial restatements or irregularities, or (ii) violates in any material respect the Proprietary Interests Agreement or any other contract between the Participant and the Company, or Participant’s common law duty of confidentiality or trade secret protection, or any Company policy prohibiting misappropriation of property or any illegal or fraudulent acts, the Company may suspend any vesting and/or exercise of the Option and/or issuance of any Shares pending the Participant’s cure of such breach, and if such breach cannot be cured or is not cured to the Company’s reasonable satisfaction within such period of not less than thirty (30) days as the Company may specify, the Company may (a) terminate the Option to the extent not exercised and will have no obligation to issue any Shares in respect of the terminated Option or to provide any consideration to the Participant in respect thereof; and (b) require the Participant to forfeit and return to the Company any compensation, gain or other value realized on the exercise of the Option or the sale or other transfer of Shares acquired pursuant to the Option.

7.Restrictions on Transfer. Except as otherwise provided in the Plan, the Option shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered other than by will or by the laws of descent and distribution. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued upon the exercise of the Option, including without limitation
(a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and other holders, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (d) restrictions to comply with applicable law.

8.Additional Agreements of Participant.

(1)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or Shares by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to administration of this Notice, the Option and the Shares through any on- line or electronic system established and maintained by the Company or another third party designated by the Company.

(2)Personal Information. To facilitate the administration of the Plan and any successor plan and the terms of this Notice, it may be necessary for the Company and its administrators to collect, hold and process certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of Common Stock owned, relationship to the Company, details of all awards issued under the Plan or any predecessor or successor plan or any other entitlement to shares of Company Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”) and to transfer this Data to certain third parties such as transfer agents, stock plan administrators, and brokers with whom the Participant or the Company may elect to deposit any Shares. Participant hereby consents to the collection, use and transfer, in electronic or other form, of the Participant’s Data for the exclusive purposes of implementing, administering and managing Participant’s participation in the Plan and any predecessor and successor plan and handling of Common Stock issued pursuant to the Plan. The Participant understands that Data will be transferred to the Company’s transfer agent, broker, administrative agents or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan and any predecessor and successor plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, the Company’s broker, administrative agents, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan or any predecessor or successor plan to receive, possess, use, process, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan or any predecessor or successor plan and handling of Common Stock issued pursuant to the Plan. The Participant understands that Data will be held only as long as is necessary for this purpose. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the

Company would not be able to grant Options or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan or any successor plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

(3)Lock-up. In connection with any underwritten public offering by the Company of its equity securities pursuant to a registration statement filed under the Securities Act, upon the request of the Company or the underwriters managing such offering, during the Lock-up Period (as defined below), the Participant shall not, without the prior written consent of the Company or its underwriters, directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer or grant any option, right or warrant or other contract for the purchase of, lend, purchase any option or other contract for the sale of, enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares or other securities into which the Shares may be converted or that are issued in respect of the Shares (other than those included in the registration). For this purpose, the “Lock-up Period” means such period of time after the effective date of the registration as is requested by the Company or the underwriters; provided that such period shall not exceed 180 days (or such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions, including (without limitation) the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers and Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules). The Company’s underwriters shall be beneficiaries of this provision, and the Participant shall execute and deliver such agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In addition, if requested by the Company or the underwriters of Common Stock (or other securities) of the Company, the Participant shall provide, within ten (10) days of such request, such information as may be required or reasonably requested by the Company or the underwriters in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 8(c) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of said 180-day (or other) period. The Participant agrees, and will cause any transferee to agree, that any transferee of the Option shall be bound by this Section 8. (d) Proprietary Information. The Participant agrees that all financial and other information relating to the Company furnished to the Participant constitutes “Proprietary Information” that is the property of the Company. The Participant shall hold in confidence and not disclose or, except within the scope of Participant’s service, use any Proprietary Information. The Participant shall not be obligated under this paragraph with respect to information the Participant can document is or becomes readily publicly available without restriction through no fault of the Participant. Upon termination of the Participant’s service, the Participant shall promptly return to the Company all items containing or embodying Proprietary Information (including all copies). This paragraph supplements, but does not limit, any other agreement between the Participant and the Company, or any applicable law, related to protection, ownership, or use of the Company’s information or property.

9.General.

(1)No Waiver; Remedies. Either party’s failure to enforce any provision of this Notice shall not in any way be construed as a waiver of any such provision, or prevent that party from thereafter enforcing such provision and each and every other provision of this Notice. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

(2)Successors and Assigns. The terms of this Notice shall inure to the benefit of and bind the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the terms of this Notice shall be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns. The rights and obligations of the Participant under this Notice may be assigned only with the prior written consent of the Company.

(3)Notices. Any notice hereunder shall be in writing (which shall include electronic transmission) and shall be deemed received (i) the business day following electronic verification of receipt if sent electronically, (ii) upon personal delivery to the party to whom the notice is directed, (iii) the business day following deposit with a reputable overnight courier, or (iv) five days after deposit in the U.S. mail, First Class with postage prepaid. Notice shall be addressed to the Company at its principal executive office, attention General Counsel and Chief Human Resources Officer, and to the Participant at the address that he or she most recently provided to the Company. The Participant agrees that it is the Participant’s responsibility to notify the Company of any changes to his or her mailing address so that the Participant may receive any shareholder information to be delivered by regular mail.

(4)Modifications to Notice. Modifications to this Notice can be made only in an express written contract executed by a duly authorized officer of the Company and will not require the consent of the Participant unless such modification would materially adversely affect the rights of Participant hereunder. Notwithstanding anything to the contrary in the Plan or this Notice, the Company reserves the right, but is not required, to revise this Notice as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to the Option.

(5)Governing Law; Severability. This Notice is governed by the internal substantive laws, but not the choice of law rules, of Delaware. If any provision of this Notice becomes or is declared by a court or arbitrator having jurisdiction over a dispute hereunder to be illegal, unenforceable or void, such provision shall be amended to the extent necessary to conform to applicable law so as to be valid and enforceable and to achieve, to the extent possible, the economic, business and other purposes of such illegal, unenforceable, or void provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall deleted from this Notice and the remainder of this Notice shall continue in full force and effect.

(6)Entire Agreement. The Plan and this Notice, along with any Separate Arrangement (to the extent applicable), form a contract and constitute the entire understanding between Participant and the Company with respect to the Option and the Shares issuable upon exercise of the Option and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect thereto.

Dated: March 23, 2022	HIRERIGHT HOLDINGS CORPORATION
By: /s/ Brian W. Copple
Name: Brian W. Copple Title: Secretary